Exhibit 5.1

Board of Directors Midatech Pharma PLC 65 Innovation Drive Milton Park Abingdon, Oxfordshire OX14 4RQ UK	Date 8 December 2016 Our ref: ADP/119315.1.1

Dear Sirs

Midatech Pharma PLC (the Company)

1.	INTRODUCTION

1.1	We act as English legal advisers to the Company. You have asked us to provide an opinion (the Opinion) in connection with a registration statement on Form S-8 (the Registration Statement) to be filed by the Company with the United States Securities Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (Securities Act). The Registration Statement is in connection with the Company’s proposed offer of 1,000,000 ordinary shares of 0.005 pence nominal value each in the capital of the Company (the Shares) to be issued by the Company pursuant to the Midatech Pharma PLC 2016 U.S. Option Plan (the Plan). The Shares may be delivered in the form of American Depositary Shares (ADSs) represented by American Depositary Receipts (ADRs) that carry the right to receive such shares. By way of background, each ADR represents two ordinary shares of the Company and will be issued pursuant to a deposit agreement between the Company, Deutsche Bank Securities Americas, Inc., as depositary, and all holders from time to time of ADRs issued thereunder. A separate registration statement on Form F-6 (File No. 333-207186) was filed with the Securities and Exchange Commission on September 29, 2015, as amended on October 27, 2015, for the registration of ADSs evidenced by ADRs issuable upon deposit of the Company’s ordinary shares. The documents relating to the Plan and the Registration Statement are those documents listed in schedule 1 to this Opinion (the Transaction Documents).

1.2	This Opinion is limited to the law of England and Wales (English law) in force at the date of this Opinion. It is given on the basis that it will be governed by and construed in accordance with English law and that any dispute concerning its interpretation or otherwise arising out of or in relation to it will be determined by the courts of England and Wales (the English courts). You agree to submit to the exclusive jurisdiction of such courts for such purpose.

1.3	We are qualified to practise English law and do not express or imply any opinion on any laws other than those of England and Wales (together England). We have made no investigation of any other laws or regulations which may be relevant to the Company or the Transaction Documents.

1.4	In this Opinion a reference to a paragraph or schedule is, unless otherwise stated, a reference to a paragraph of, or a schedule to, this Opinion.

13th Floor The Blade Abbey Square Reading RG1 3BE www.gateleyplc.com
Gateley Plc is a public limited company incorporated in England and Wales.
Registered Number: 9310187.  Registered Office: One Eleven, Edmund Street, Birmingham B3 2HJ.
Authorised and regulated by the Solicitors Regulation Authority.

1.5	The headings in this Opinion are for convenience only and do not affect the interpretation or construction of this Opinion.

1.6	The schedules form part of this letter and have the same effect as if expressly set out in the body of this letter and shall be interpreted and construed as though they were set out in this letter.

2.	DOCUMENTS REVIEWED AND ENQUIRIES MADE

2.1	For the purposes of this Opinion we have:

2.1.1	examined the documents listed in part 1 of schedule 2 to this Opinion; and

2.1.2	carried out the searches and enquiries listed in part 2 of schedule 2 to this Opinion.

2.2	We have not reviewed any other documents, looked at any other information, carried out any other searches or made any other enquiries for the purposes of this Opinion. However, we have reviewed all documents, and made all such investigations of law, as we have determined appropriate as a basis for the opinions contained in this Opinion.

3.	ASSUMPTIONS AND QUALIFICATIONS

3.1	The opinions in this Opinion are:

3.1.1	strictly limited to the matters set out in paragraph 4 and do not extend to any other matters;

3.1.2	based on the assumptions listed in schedule 3; and

3.1.3	subject to:

(a)	the qualifications listed in schedule 4; and

(b)	any matters not disclosed to us.

4.	OPINIONS

4.1	As at the date of this Opinion we are of the opinion that the Shares which are the subject of the Plan will, when allotted and issued on exercise of the share options on the terms of the Plan, be:

4.1.1	validly issued;

4.1.2	fully paid; and

4.1.3	non assessable,

as each of those terms are defined in paragraph 4.2 of this Opinion.

4.2	The following terms have the following meanings where used in this paragraph 4:

4.2.1	validly issued means that the Company is a public limited company duly incorporated in England and Wales and validly existing under English law and that the Shares are duly authorised (as defined in paragraph 4.2.2 below) and that the actions required by English law to approve the allotment and issue of the Shares have been or will be taken and the Shares have been or will be allotted and issued in compliance with English law and the Company’s constitutional documents;

4.2.2	duly authorised means that the Company, under English law and its articles of association, has the power to allot and issue the Shares and has taken all corporate actions necessary to create that power;

4.2.3	fully paid means that that the consideration received or to be received by the Company under the Transaction Documents for the Shares satisfies in both nature and amount the consideration required under English law for the Shares which are the subject of the Plan to be fully paid up as to their nominal value and any share premium with which they are to be allotted and issued;

4.2.4	non assessable means that the holder of the Shares is not liable for additional assessments or calls on the Shares by the Company or its creditors following payment of the consideration paid or to be paid for the Shares on exercise of the options under the terms of the Plan.

5.	LIMITATION ON LIABILITY

5.1	THE AGGREGATE LIABILITY OF GATELEY PLC FOR DAMAGE IN CONNECTION WITH THIS OPINION SHALL BE LIMITED TO £3,000,000 (three million pounds) which is currently over twice the market value of the Shares to be allotted and issued under the Plan.

For this purpose Damage means the aggregate of all losses, liabilities or damages (including any interest thereon) and costs suffered or incurred, directly or indirectly, by any person purporting to rely on this Opinion with or arising out of this Opinion, including as a result of breach of contract, breach of statutory duty, tort (including negligence) or other act or omission by Gateley Plc, excluding any such losses, damages or costs arising from the fraud, fraudulent misrepresentation or dishonesty of Gateley Plc or in respect of liabilities which cannot lawfully be limited or excluded.

5.2	The limit on our liability referred to in paragraph 5.1 refers to our liability to all persons purporting to rely on this Opinion, collectively. Any amount paid by us in respect of liabilities will be allocated among all such persons, as appropriate. This allocation is entirely a matter of for the relevant persons and there is no obligation to inform us of the allocation.

5.3	The extent to which any Damage will be recoverable from us will be limited so as to be in proportion to our contribution to the overall fault for such Damage, taking into account any contributory negligence by the claimant, its other advisers and/or any other third party responsible to the claimant and/or liable in respect of such Damage.

5.4	No person is permitted to bring any claim in respect of Damage against any of our shareholder, officers, employees, agents or consultants even where any of them have been negligent. This restriction will not operate to exclude any liability which cannot be excluded at law or to exclude the liability of Gateley Plc for the acts or omissions of any of our shareholder, officers, employees, agents or consultants. Each of our shareholder, officers, employees, agents or consultants will have the right to enforce this paragraph 5 pursuant to the Contracts (Rights of Third Parties) Act 1999. Any reference to a "partner" is to an employee of Gateley Plc with that title. The use of that term does not imply that such employees of Gateley Plc are carrying on business in partnership for the purposes of the Partnership Act 1890.

5.5	Nothing in this paragraph 5 will affect any liability which we have at any time in respect of any Damage caused by our fraud, fraudulent misrepresentation or reckless disregard of our professional obligations or any other situation where the law prohibits us from excluding or limited our liability.

6.	RELIANCE

6.1	This Opinion is addressed to the Company and given for the purpose of filing with the Commission pursuant to item 601(b)(5) of the Regulation S-K under the Securities Act and for the benefit of the persons receiving shares pursuant to the terms of the Plan. We consent to the use of this Opinion as an exhibit to the Registration Statement and any amendment thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.2	This Opinion may not, without our prior written consent, be distributed, circulated, quoted, referred to, relied upon by or otherwise disseminated to any other entity or person.

Yours faithfully

/s/ GATELEY PLC

SCHEDULE 1

Transaction Documents

1. Board meeting minutes of the Company regarding the issue of the Shares and Registration Statement dated 7 December 2016.

2. Executed Registration Statement on Form S-8 filed with the Commission on the date hereof.

3. Midatech Pharma PLC 2016 U.S. Option Plan included as Exhibit 99.1 to the Registration Statement.

4.  The Midatech Pharma PLC 2016 U.S. Option Plan Incentive Stock Option Agreement and the Midatech Pharma PLC 2016 U.S. Option Plan Non-Qualified Stock Option Agreement (being the two forms of proposed option agreement from which the Company would select one to be entered into with each holder of options under the Plan).

SCHEDULE 2

Part 1– Reviewed documents

1.	The Transaction Documents listed in Schedule 1.

2.	A copy of the Company's certificate of incorporation.

3.	A copy of the Company’s current articles of association as filed with the Registrar of companies in England and Wales and showing on the register at Companies House as having been adopted on 02 December 2014 and filed on 22 December 2014.

Part 2– Searches and enquiries

1.	An on-line search of the Company's records as filed with the Registrar of Companies in England and Wales conducted on 25 November 2016 and updated at 9am on Wednesday 7 December 2016.

2.	A search at the Companies Court in London of the Central Registry of Winding Up Petitions in relation to the Company carried out at 9am on Wednesday 7 December 2016.

SCHEDULE 3

Assumptions

The opinions in this Opinion are based on the following assumptions:

1.	All signatures, stamps and seals on all documents (whether originals or copies) are genuine, all original documents are authentic, complete and up to date, and all copy documents are true and complete copies of authentic, complete and up to date originals.

2.	The documents reviewed and referred to in part 1 of schedule 2 have not been amended or rescinded and remain in full force and effect.

3.	The persons who become holders of Shares pursuant to the operation of the Plan will actually pay in full the amounts that they are required to pay to the Company on the exercise of the options that they are granted under the terms of the Plan.

4.	The Registration Statement has been or will be deemed effective pursuant to the Securities Act.

5.	The Shares are capable of being deposited in exchange for American Depositary Shares (ADSs) represented by American Depositary Receipts (ADRs), without any further amendment, adjustment or approval by the Company of the deposit agreement between the Company, Deutsche Bank Securities Americas, Inc., as depositary, and all holders from time to time of ADRs issued thereunder, or of the previous registration statement on Form F-6 (File No. 333-207186) that was filed with the Securities and Exchange Commission on September 29, 2015, as amended on October 27, 2015, for the registration of ADSs evidenced by ADRs issuable upon deposit of the Company’s ordinary shares, all as referred to in paragraph 1.1 of this Opinion.

6.	The Company or its board of directors, or other relevant officers of the Company or the relevant committee of the board of directors shall liaise with the Company's nominated adviser and broker and/or London Stock Exchange plc, and any other relevant authority, as may be required in connection with the admission of the relevant shares to trading on AIM and/or any other market on which the relevant shares may from time to time be traded.

7.	The Company or its board of directors, or other relevant officers of the Company or the relevant committee of the board of directors shall liaise with the Company’s registrar, secretary or any other person as may be required to update the books and records of the Company and make any relevant filings with the Registrar of Companies or elsewhere (including without limitation an appropriate form SH01).

8.	That the Plan is an employees' share scheme as defined in section 1166 of the Companies Act 2006 (CA 2006) and that the Shares shall only be allotted and issued under the Plan to bona fide employees or former employers of the Company, any subsidiary of the Company or the Company's holding company or any subsidiary of the Company's holding company.

9.	In relation to the searches and enquiries referred to in part 2 of schedule 2:

9.1	the information disclosed by those searches and enquiries is true, complete, accurate and up to date;

9.2	there is no information which should have been disclosed by those searches and enquiries which has not been disclosed for any reason; and

9.3	further searches and enquiries would not have revealed additional or different matters that could have affected the opinions in this letter.

Please note, however, that those searches and enquiries may be unreliable and, in particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England and they do not indicate if insolvency proceedings have begun elsewhere. Further, they do not reveal whether or not any warning notice or restrictions notice has been issued under part 21A (Information about people with significant control) and schedule 1B (Enforcement of disclosure requirements) CA 2006.

10.	The directors of the Company acted in good faith and each of the Transaction Documents will promote the success of the Company for the benefit of the Company's members as a whole.

11.	No party to a Transaction Document is, or will be, engaging in misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Transaction Documents or otherwise within our actual knowledge which might render any Transaction Document, or any transaction contemplated by such documents or any associated activity, illegal, void or voidable.

12.	The Company has not passed a resolution for its winding up and no proceedings have been commenced or steps taken for the winding up of the Company or for the appointment of an administrator, administrative receiver or receiver in respect of all or any of the assets of the Company and no analogous procedure or step has been taken in relation to the Company in any jurisdiction.

13.	As regards the legally binding effect and enforceability in England of documents, obligations and other matters referred to under such documents, such documents, obligations and other matters are not illegal, non-binding or unenforceable under or by virtue of any applicable laws outside England (as to which we express no opinion).

14.	To the extent that any obligation under the Transaction Documents is to be performed in a jurisdiction other than England, its performance will not be illegal, non-binding or unenforceable under the laws of such jurisdiction (as to which we express no opinion).

15.	There is no other fact, matter or document which would, or might, affect this Opinion and which was not revealed by the documents examined or the searches and enquiries made.

SCHEDULE 4

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.	SEARCHES

1.1	Any search of documents filed with the Registrar of companies in England and Wales may not completely and accurately reflect the corporate situation of the Company due to:

1.1.1	failure by officers of the Company to file documents that ought to be filed;

1.1.2	statutory prescribed time periods within which documents evidencing corporate actions may be filed;

1.1.3	the possibility of additional delays (beyond the statutory time limits) between the taking of corporate action and the necessary filings with the Registrar of companies in England and Wales;

1.1.4	the possibility of delays with the Registrar of Companies in England and Wales in the registration of documents and their subsequent copying onto the Company's records; and

1.1.5	errors and mis-filing that may occur.

1.2	In addition, any search of the register at Companies House is not capable of revealing:

1.2.1	whether or not any notice of intention to appoint an administrator had been filed prior to the appointment of such administrator and the filing of the details of such appointment;

1.2.2	prior to the making and filing of the relevant order, whether or not a winding-up petition or an application for an administration order has been presented; or

1.2.3	any warning notice or restrictions notice issued under part 21A (Information about people with significant control) and schedule 1B (Enforcement of disclosure requirements) CA2006.

1.3	Any search of the Central Registry of Winding Up Petitions at the Companies Court in London relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since:

1.3.1	there may be delays in entering details of petitions on the index;

1.3.2	District Registries and County Courts may not notify the Central Index immediately (or at all) of petitions which they have issued;

1.3.3	errors and mis-filing may occur; and

1.3.4	the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

2.	NO OPINION ON OTHER MATTERS

We express no opinion on any other matters other than those specifically set out in paragraph 4 of this Opinion. In particular, without limitation:

2.1	this Opinion relates only to the domestic law of England and not their conflict of law rules. It is assumed that no law of a jurisdiction other than England affects the conclusions in this Opinion and no opinion is expressed in relation to any such laws;

2.2	we express no opinion as to the tax treatment or consequences of the Transaction Documents or of the transactions contemplated by it or on any taxation aspect;

2.3	we express no opinion on the ability of any person that is not a party to a Transaction Document to enforce any obligations arising under that Transaction Document, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise;

2.4	we express no opinion as to whether the Company's execution and delivery of the Transaction Documents or the exercise of its rights or the performance of its obligations under those documents causes it to breach any agreement to which it is party;

2.5	we express no opinion on the enforceability of any Transaction Document by any person not party to it;

2.6	we express no opinion as to the enforceability of any provision of the Transaction Documents which attempts to limit or restrict the right of any Company to amend its constitutional documents;

2.7	we express no opinion as to whether the Company's execution and delivery of the Transaction Documents or the exercise of its rights or the performance of its obligations under those documents causes it to breach any agreement to which it is party;

2.8	we express no opinion on matters of fact; and

2.9	in so far as any of the opinions in this Opinion may express or be deemed to express any opinion as to future events or matters, our opinion is based solely upon existing law in force as at today's date and upon existing documents of which we have knowledge. We have not undertaken to update our opinion in future or to advise you of any changes in law (or its interpretation) that might affect our opinion.